 Exhibit 99.1

Conversion Labs Appoints Leading Telehealth Professional, Dr. Anthony Puopolo, as Chief Medical Officer

PUBLISHED

JAN 11, 2021 8:31 AM EST

NEW YORK, Jan. 11, 2021 (GLOBE NEWSWIRE) — Conversion Labs, Inc. (NASDAQ: CVLB), a direct-to-consumer telemedicine company, has appointed licensed personal care and wellness physician and psychiatrist, Dr. Anthony Puopolo, to the new position of chief medical officer.

Dr. Puopolo will be responsible for overseeing the company’s rapidly expanding network of state licensed physicians and ensuring that the company is delivering the highest quality of care. He will also work closely with Conversion Labs’ product and marketing teams to optimize the company’s telemedicine offerings and support expansion into new verticals.

Dr. Puopolo brings to Conversion Labs more than 20 years of executive and professional healthcare experience, including serving in senior leadership positions at several medical institutions and organizations. He most recently served as the regional medical director for SwiftMD, which provides personalized telemedicine services to individuals, groups and employers.

“We are fortunate to have found an accomplished physician like Dr. Puopolo with a diverse background in primary care, mental health and integrative medicine,” stated Justin Schreiber, CEO of Conversion Labs. “In addition to his experience in practicing medicine, Dr. Puopolo is a pioneer and entrepreneur in the telemedicine world with a deep understanding of how to manage the delivery of virtual medical care. Dr. Puopolo’s experience and leadership adds tremendous value to our organization as our patient population and physician network both continue to grow.”

Dr. Puopolo founded Integrative Wellness Medical Group where he specialized in wellness coaching, pharmacological management and psychotherapy. He previously served as a physician at Sharp Rees Stealy Medical Group, where he provided to more than 2,000 patients an individual-focused approach to health care.

Dr. Puopolo completed an intensive wellness fellowship with the acclaimed Dr. Andrew Weil, the founder and director of the Andrew Weil Center for Integrative Medicine at the University of Arizona. Working alongside Dr. Weil, he received in-depth training on strain-counterstain techniques, herbal medicines and dietary supplements, nutritional education and lifestyle medicine.

“I’m excited to join Conversion Labs, one of the world’s fastest growing telemedicine companies, because how it so effectively uses telemedicine to help patients improve their health and wellbeing,” said Dr. Puopolo. “I look forward to using my knowledge in medicine and wellness to help fulfill this important mission.”

Dr. Puopolo earlier served in several positions at 121 General Hospital in South Korea, including as chief of inpatient psychiatric ward, medical director of its alcohol treatment center, and as a family practice staff physician. As an Army Major, he served as the chief psychiatrist and officer-in-charge at the U.S. Army’s Camp Casey Troop Medical Clinic in South Korea which provided mental health services to the 2nd Infantry Division.

He earned his B.A. in Biology from Tufts University, M.A. in Biology from Boston University, and Doctor of Medicine from the Boston University School of Medicine. He completed his residency at the Tripler Army Medical Center, the largest Army medical treatment facility in the Pacific Basin, where he received the Army C.A.R.E.S Award for “caring, attentive, responsive, empathetic, and supportive care.”

Dr. Puopolo is a member of the American Board of Family Medicine and Eye Movement Desensitization Reprocessing International Association (EMDRIA).

About Conversion Labs Conversion Labs, Inc. is a telemedicine company with a portfolio of online direct-to-consumer brands. The company’s brands combine virtual medical treatment with prescription medications and unique over-the-counter products. Its network of licensed physicians offers telemedicine services and direct-to-consumer pharmacy to consumers across the U.S. To learn more, visit Conversionlabs.com.

Important Cautions Regarding Forward-Looking Statements This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Conversion Labs, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.